EXHIBIT 99.1

CONTACT:  William Bassett, Chairman
                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------
                                                           MARCH 2, 2004

DECORATOR INDUSTRIES, INC. REPORTS INCREASED EARNINGS AND
SALES FOR FOURTH QUARTER AND FISCAL YEAR 2003

Decorator Industries, Inc. (AMEX:DII) today reported that net income for the fourth quarter ended January 3, 2004 increased 49% to $336,828 or 11 cents per diluted share, compared with $226,579 or 8 cents per diluted share earned in last year's fourth quarter. Net income for the fiscal year was $1,561,778 or 55 cents per diluted share compared with $1,384,379 or 49 cents per diluted share in the prior fiscal year, an increase of 13%.

This quarter's sales increased by 9% to $10,271,858 compared with $9,388,921 for the fourth quarter of last year. Sales for fiscal 2003 increased to $41, 803,224 compared with $38,641,605 in the prior year.

Mr. Bassett, Chairman, stated:

"We continued to benefit from the strong performance of the Recreational Vehicle
(RV) industry which reported that shipments increased to over 320,000 units in 2003. Significantly, RV shipments in the second half of 2003 set a new quarter century pace, overcoming uncertainty due to the war in Iraq and the potential for disruption in energy supplies. Further, shipments are projected to increase to 330,000 units in 2004, the highest total in over 25 years. Our sales to the RV original equipment manufacturers increased by over 24% contributing substantially to our increase in net income. The Manufactured Housing Institute
(MHI) reported that shipments totaled about 131,000 homes in 2003, the fifth consecutive year of declines since the industry peaked in 1998. The MHI also stated that `The trend appears almost certain to reverse itself in 2004 with the addition of substantial retail lending capacity".

"We have just completed the expansion of our Specialty Window facility in Elkhart, Indiana, which will increase our capacity by over 50%. The Specialty Window division primarily manufactures shades for the RV manufacturers.

"Also, we have begun to transfer the orders presently manufactured at the Douglas, Georgia plant which was recently acquired from Fleetwood Enterprises, Inc. This process should be completed within six months. While most of the orders will be manufactured at our existing plants, we will be opening a facility in the western part of the United States later this year to service the western locations. We expect that this plant will provide an opportunity to significantly expand our sales in the western states.

"We will continue to pursue opportunities for growth from both internal expansion and acquisitions. We are committed to increase our market share and productivity, the long-term drivers of our past successes. We are resolved to being the supplier of choice in each of our markets we serve."

Statements contained in this release that are not historical facts are forward-looking statements that could differ materially from actual results. Primary factors that could cause actual results to materially differ from those in the forward-looking statements are the level of demand for recreational vehicles, manufactured housing and hotel/motel accommodations, the general economic conditions, interest rate fluctuations, competitive products and pricing pressures within the Company's markets, the Company's ability to contain its manufacturing costs and expenses, and other factors.

Decorator Industries, Inc., founded in 1953, designs, manufactures and sells interior furnishing products, principally draperies, curtains, shades, blinds, valance boards, bedspreads, comforters, pillows and cushions. Decorator is a leading supplier of such products to the manufactured housing and recreational vehicle markets and is a growing supplier to the hospitality market.


                                                                            OVER

THE FIGURES ARE AS FOLLOWS:


                                                   CONDENSED STATEMENT OF INCOME*

                                       FOR QUARTERS ENDED:                   FOR YEARS ENDED:
                                       -------------------                   ----------------
                                            (UNAUDITED)                          (AUDITED)
                                 Jan. 3, 2004      Dec. 28, 2002      Jan. 3, 2004      Dec. 28, 2002
                                  -----------      -------------      ------------      -------------
NET SALES                         $10,271,858       $ 9,388,921       $41,803,224       $38,641,605
                                  -----------       -----------       -----------       -----------
NET INCOME                        $   336,828       $   226,579       $ 1,561,778       $ 1,384,379
                                  ===========       ===========       ===========       ===========
EARNINGS PER SHARE:
   BASIC                          $      0.12       $      0.08       $      0.56       $      0.49
                                  ===========       ===========       ===========       ===========
   DILUTED                        $      0.11       $      0.08       $      0.55       $      0.49
                                  ===========       ===========       ===========       ===========
WEIGHTED-AVERAGE NUMBER
      OF SHARES OUTSTANDING         2,797,293         2,788,355         2,794,286         2,793,781


* Quarter ended January 3, 2004 was a 14 week period. Year ended January 3, 2004 a was 53 week period.

                 CONDENSED BALANCE SHEET

                                 JAN. 3, 2004     DEC. 28, 2002
                                 ------------     -------------
CASH AND EQUIVALENTS             $ 3,991,631       $ 2,117,762
ACCOUNTS RECEIVABLE                3,519,418         3,414,629
INVENTORIES                        4,123,397         4,388,070
OTHER CURRENT ASSETS                 274,285           419,620
                                 -----------       -----------
TOTAL CURRENT ASSETS              11,908,731        10,340,081
NET PROPERTY AND EQUIPMENT         6,021,766         5,988,819
OTHER ASSETS                       3,157,825         3,151,234
                                 -----------       -----------
TOTAL ASSETS                     $21,088,322       $19,480,134
                                 ===========       ===========

TOTAL CURRENT LIABILITIES        $ 3,900,869       $ 4,149,053
LONG-TERM DEBT                     1,926,832         1,477,973
DEFERRED TAXES                       646,000           505,000
STOCKHOLDERS' EQUITY              14,614,621        13,348,108
                                 -----------       -----------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY           $21,088,322       $19,480,134
                                 ===========       ===========